Exhibit 99.1

For Immediate Release:  October 26, 2010

Bridge Capital Holdings Reports Financial Results
For the Third Quarter Ended September 30, 2010

Conference Call and Webcast Scheduled for Tuesday, October 26, 2010 at
5:00 p.m. Eastern Time

San Jose, CA – October 26, 2010 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the third quarter and nine months ended September 30, 2010.

The Company reported net operating income of $1.3 million for the three months ended September 30, 2010 representing an increase of $567,000, or 75%, over $755,000 in the quarter ended June 30, 2010 and an increase of $783,000, or 145%, compared to net operating income of $539,000 for the same period one year ago.

Net income available to common shareholders was reduced by preferred dividends of $299,000 resulting in earnings per diluted common share of $0.09 for the third quarter of 2010.  Net income available to common shareholders were reduced by $298,000 during the second quarter of 2010 and $1.1 million for the quarter ended September 30, 2009 resulting in earnings per diluted common share of $0.04 and a loss per diluted share of $(0.08), respectively.

The Company reported net operating income of $2.4 million for the nine months ended September 30, 2010 representing an increase of $2.4 million, compared to net operating income of $30,000 for the same period one year ago.  Net income available to common shareholders was reduced by preferred dividends of $1.7 million and $3.1 million during the first nine months of 2010 and 2009, respectively, resulting in earnings per diluted share of $0.08 and a loss per diluted share of $(0.47), respectively.

For the quarter ended September 30, 2010, the Company’s return on average assets and return on average equity were 0.58% and 4.65%, respectively, and compared to 0.25% and 1.96%, respectively, for the same period in 2009.  For the nine months ended September 30, 2010, the Company’s return on average assets and return on average equity were 0.37% and 2.93%, respectively, and compared to 0.00% and 0.04%, respectively, for the same period in 2009.

Third Quarter Highlights

•
Income before taxes and provision for credit losses grew for the fourth consecutive quarter to $2.8 million for the quarter ended September 30, 2010.  This represented an increase $634,000, or 29%, compared to $2.2 million for the quarter ended June 30, 2010 and an increase of $1.4 million, or 92%, compared to $1.5 million for the same period one year ago.

•
Net interest income of $10.7 million represented an increase of $513,000, or 5%, compared to $10.2 million for the quarter ended June 30, 2010 and an increase of $1.7 million, or 19%, compared to the quarter ended September 30, 2009.

•	Net interest margin of 4.97% for the quarter ended September 30, 2010, compared to 5.00% for the quarter ended June 30, 2010 and 4.38% for the quarter ended September 30, 2009.

•
Provision for loan losses was $350,000 which resulted in an allowance for credit losses that represented 2.52% of gross loans at September 30, 2010, compared with 2.54% at June 30, 2010 and 2.95% one year earlier.   At September 30, 2010, the allowance for credit losses represented coverage of 77.63% of nonperforming loans, compared to 69.16% at June 30, 2010 and 60.99% at September 30, 2009.

•
Net charge-offs of $239,000 for the quarter ended September 30, 2010 represented the lowest level since 2007 and compared to $2.2 million for the quarter ended June 30, 2010 and $1.7 million for the same period one year ago.

•
Nonperforming assets decreased to $28.3 million, or 3.01% of total assets, as of September 30, 2010, compared to $29.7 million, or 3.25% of total assets, as of June 30, 2010 and $32.1 million, or 3.84% of total assets, at September 30, 2009.  The decrease in non-performing assets during the third quarter of 2010 was the result of strong collection efforts totaling $2.3 million, offset in part by two loans totaling $1.1 million that were placed on non-accrual.

•	Book value per common share of $8.13 at September 30, 2010, compared to $8.04 at June 30, 2010 and $7.83 at September 30, 2009.

•
Total assets were $940.0 million as of September 30, 2010, representing an increase of $24.6 million, or 3%, compared to $915.4 million as of June 30, 2010, and an increase of $105.2 million, or 13%, from $834.8 million on the same date one year ago.

•
Total deposits increased $21.1 million, or 3%, to $795.5 million at September 30, 2010, from $774.4 million at June 30, 2010 and increased $103.4 million, or 15%, from $692.1 million at September 30, 2009.  At September 30, 2010, demand deposits and core deposits represented 55.1% and 94.2%, respectively, of total deposits.  Demand deposits and core deposits represented 47.4% and 91.9% of total deposits at June 30, 2010, respectively, and represented 45.9% and 83.3% of total deposits at September 30, 2009, respectively.

•	Total loans increased $9.5 million, or 2%, to $605.2 million at September 30, 2010, from $595.7 million at June 30, 2010 and increased $31.5 million, or 6%, from $573.7 million at September 30, 2009.

•
Construction and land development loans together decreased $17.4 million, or 26%, from one year ago.   At September 30, 2010, construction and land development loans were $49.0 million, or 8% of total loans, compared to $47.5 million at June 30, 2010, or 8% of total loans, and $66.4 million, or 12% of total loans, at September 30, 2009.

•
Regulatory capital ratios continue to substantially exceed the definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 18.45%, a Tier I Capital Ratio of 17.18%, and a Tier I Leverage Ratio of 14.44%.

Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, commented on the third quarter results, “Our improved profitability in the third quarter reflects the steady progress we have made in reducing our problem assets, attracting new loan and deposit customers, improving our deposit mix, and managing our expense levels.  As a result, we are seeing increasing revenue and lower credit costs.  However, credit line utilization rates among our commercial borrowers remain well below historical levels, which is constraining our earnings growth.  Our balance sheet is very strong from a capital and liquidity perspective, which should provide us with excellent leverage to any improvement in the economy that drives corporate borrowers to increase their credit utilization.”

Net Interest Income and Margin

Net interest income of $10.7 million for the quarter ended September 30, 2010 represented an increase of $513,000, or 5%, compared to $10.2 million for the quarter ended June 30, 2010 and an increase of $1.7 million, or 19%, compared to the quarter ended September 30, 2009.  The increase was primarily attributable to a lower cost of funds, an increase in earning assets, and a decrease during the current quarter in nonperforming loans, offset in part by decreased leverage.  Average earning assets of $852.0 million for the quarter ended September 30, 2010 increased $38.4 million, or 5%, compared to $813.6 million for the same quarter in 2009.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 78.49% during the quarter ended September 30, 2010, which represented a decrease compared to an average of 82.48% for the same quarter of 2009.

For the nine months ended September 30, 2010, net interest income of $30.7 million represented an increase of $2.4 million, or 8%, from $28.3 million for the nine months ended September 30, 2009 and was primarily attributed to a lower cost of funds and a decrease in average nonperforming loans, offset in part by decreased leverage.  Average earning assets of $820.4 million for the nine months ended September 30, 2010 decreased $11.7 million, or 2%, compared to $832.1 million for the same period one year ago.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 79.79% during the nine months ended September 30, 2010, which represented a decrease compared to an average of 82.27% for the same period of 2009.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time, as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate has remained 3.25% throughout 2010 and 2009.

The Company’s net interest margin for the quarter ended September 30, 2010 was 4.97%, compared to 5.00% for the quarter ended June 30, 2010, and 4.38% for the same period one year earlier.  The increase in net interest margin from prior year was primarily due to a lower cost of funds.  In addition, the negative impact of reversal or foregone interest due to nonperforming assets was only 9 basis points in the third quarter of 2010 compared to 29 basis points in the third quarter of 2009.

The Company’s net interest margin for the nine months ended September 30, 2010 was 5.00%, compared to 4.55% for the same period one year earlier.  The increase in net interest margin from prior year was primarily due to a lower cost of funds.  In addition, the negative impact of reversal or foregone interest due to nonperforming assets was only 14 basis points in the first nine months of 2010 compared to 24 basis points for the same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarter and nine months ended September 30, 2010 was $1.4 million and $4.8 million, respectively, compared to $1.7 million and $8.0 million for the same periods one year ago.  Non-interest income for the quarter and nine months ending September 30, 2009 included $300,000 and $3.3 million as the result of acceleration of the deferred gain on interest rate swaps terminated during the fourth quarter of 2008.

Net interest income and non-interest income comprised total revenue of $12.1 million for the three months ended September 30, 2010 compared to $10.7 million for the same period one year earlier, representing an increase of $1.4 million, or 13%.  For the nine months ended September 30, 2010, total revenue of $35.5 million represented a decrease of $894,000, or 3%, from $36.4 million for the nine months ended September 30, 2009.

Non-Interest Expense

Non-interest expense was $9.3 million and $28.6 million for the quarter and nine months ended September 30, 2010, respectively, compared to $9.2 million and $28.0 million, respectively for the same periods in 2009.

Salary and benefits expense for the quarter and nine months ended September 30, 2010 was $5.1 million and $15.4 million, respectively, compared to $5.1 million and $15.8 million, respectively, for the same periods in 2009.  As of September 30, 2010, the Company employed 164 full-time equivalents (FTE) compared to 163 FTE at September 30, 2009.

“Other real estate owned” and loan related charges of $259,000 and $1.4 million for the quarter and nine months ended September 30, 2010, respectively, compared to $248,000 and $1.0 million, respectively, for the same periods one year ago.  The increase in “other real estate owned” and loan related charges was attributed to the Company’s conservative and proactive management of its problem loan portfolio.

Regulatory assessments of $654,000 and $1.8 million for the quarter and nine months ended September 30, 2010, respectively, compared to $468,000 and $1.3 million for the same periods one year ago.  The increase in regulatory assessments was attributed to participation in the Transaction Guarantee Program as well as FDIC insurance related to increased deposit balances.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 76.59% and 80.60% for the quarter and nine months ended September 30, 2010, respectively, compared to 86.15% and 77.04% for the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at September 30, 2010 of $940.0 million, compared to $834.8 million on the same date one year ago.  The increase in total assets of $105.2 million, or 13%, compared to September 30, 2009 was primarily due to a higher balance of investment securities available for sale as a result of liquidity from increased low cost deposits.

Total assets at September 30, 2010 compared to $844.1 million at December 31, 2009 representing an increase of $95.9 million, or 11%.  The increase in total assets compared to December 31, 2009 was primarily due to increases in investment securities available for sale and the loan portfolio.

The Company reported total gross loans outstanding at September 30, 2010 of $605.2 million, which represented an increase of $28.8 million, or 5%, over $576.4 million at December 31, 2009 and an increase of $31.5 million, or 6%, from $573.7 million for the same date one year earlier.   The increase was primarily attributable to growth in the factoring and asset-based lending portfolio.

The Company’s total deposits were $795.5 million as of September 30, 2010, which represented an increase of $103.4 million, or 15%, compared to $692.1 million at September 30, 2009. The increase in deposits was primarily due to an increase of $119.5 million in non-interest bearing demand balances and an increase in money market accounts of $51.8 million, offset by the intentional reduction in time deposits, which decreased by $68.8 million.  Deposits at September 30, 2010 represented an increase of $90.5 million, or 13%, from $705.0 million at December 31, 2009.  The increase from December 31, 2009 was primarily due to increases in non-interest bearing demand deposits and money market accounts.

Demand deposits represented 55.1% of total deposits at September 30, 2010, compared to 47.9% at December 31, 2009 and 45.9% at September 30, 2009.  Core deposits represented 94.2% of total deposits at September 30, 2010, up from 87.1% at December 31, 2009 and 83.3% at September 30, 2009.

Credit Quality

At September 30, 2010, nonperforming assets totaled $28.3 million, or 3.01% of total assets, compared to $29.7 million, or 3.25% of total assets, at June 30, 2010, $23.5 million, or 2.79% of total assets, at December 31, 2009, and $32.1 million, or 3.84% of total assets, on the same date one year earlier.  The decrease in non-performing assets during the third quarter of 2010 was the result of strong collection efforts totaling $2.3 million, offset in part by two loans totaling $1.1 million that were placed on non-accrual.

The increase in non-performing assets from year-end 2009 was primarily attributable to one legacy construction loan totaling $6.9 million that was transferred from a Troubled Debt Restructuring (TDR) into non-performing loans as a result of a liquidity covenant violation.  Despite being current on interest payments, as a result of a covenant violation the Company deemed the loan to be collateral dependent and therefore recognized an impairment charge of $800,000 related to this loan in the second quarter of 2010.  This loan continued to remain current as of September 30, 2010 and no additional impairment charges have been taken.

The nonperforming assets at September 30, 2010 consisted of loans on nonaccrual or 90 days or more past due totaling $19.7 million, and other real estate owned valued at $8.6 million.  Nonperforming loans at September 30, 2010 were comprised of loans with legal contractual balances totaling approximately $24.4 million reduced by impairment charges of $4.7 million which have been charged against the allowance for credit losses.

The Company charged-off $1.3 million during the three months ended September 30, 2010 compared to $1.7 million charged-off during the three months ended September 30, 2009.  During the nine months ended September 30, 2010, the Company charged-off balances totaling $5.9 million which compared to $10.2 million charged-off during the same period of 2009.  During the three and nine months ended September 30, 2010 the Company recognized $1.0 million and $2.3 million, respectively, in loan recoveries compared to $11,000 and $319,000, respectively, in loan recoveries during the same periods of 2009.

The allowance for loan losses was $15.3 million, or 2.52% of total loans, at September 30, 2010, compared to $16.0 million, or 2.78% of total loans, at December 31, 2009 and $16.9 million, or 2.95% of total loans, at September 30, 2009.  The provision for credit losses for the three months and nine months ended September 30, 2010 was $350,000 and $2.8 million, respectively, compared to $650,000 and $8.3 million for the same periods in 2009.  The provision for credit losses in 2010 was primarily added to the general reserve to reflect growth in the loan portfolio.

Capital Adequacy

The Company’s capital ratios at September 30, 2010 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 18.45%, a Tier I Capital Ratio of 17.18%, and a Tier I Leverage Ratio of 14.44%.  Additionally, the Company’s tangible common equity ratio at September 30, 2010 was 9.48% and book value per common share was $8.13, representing an increase of $0.32, or 4%, from $7.81 at December 31, 2009 and an increase of $0.30, or 4%, from $7.83 at September 30, 2009.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.477.1461 from the United States, or 973.409.9694 from outside the United States, and providing the conference ID 19318554. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through November 9, 2010 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 19318554. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Nine months ended
	09/30/10	06/30/10	09/30/09	09/30/10	09/30/09

INTEREST INCOME
Loans	$10,649	$10,298	$10,181	$31,053	$33,218
Federal funds sold	66	63	106	188	300
Investment securities available for sale	632	592	117	1,771	146
Other	22	37	111	104	287
Total interest income	11,369	10,990	10,515	33,116	33,951

INTEREST EXPENSE
Deposits	426	520	1,262	1,587	4,530
Other	275	315	261	831	1,086
Total interest expense	701	835	1,523	2,418	5,616

Net interest income	10,668	10,155	8,992	30,698	28,335
Provision for credit losses	350	1,150	650	2,750	8,300
Net interest income after provision for credit losses	10,318	9,005	8,342	27,948	20,035

NON-INTEREST INCOME
Service charges on deposit accounts	638	578	498	1,761	1,394
International Fee Income	415	478	315	1,321	1,137
Other non-interest income	380	647	876	1,680	5,488
Total non-interest income	1,433	1,703	1,689	4,762	8,019

OPERATING EXPENSES
Salaries and benefits	5,103	5,013	5,081	15,400	15,749
Premises and fixed assets	1,012	1,017	1,118	3,081	3,336
Other	3,153	3,629	3,003	10,099	8,923
Total operating expenses	9,268	9,659	9,202	28,580	28,008

Income (loss) before income taxes	2,483	1,049	829	4,130	46
Income tax expense (benefit)	1,161	294	290	1,688	16

NET INCOME (LOSS)	$1,322	$755	$539	$2,442	$30

Preferred dividends	299	298	1,064	1,657	3,138
Net income (loss) available to common shareholders	$1,023	$457	$(525)	$785	$(3,108)

EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$0.10	$0.04	$(0.08)	$0.08	$(0.47)
Diluted earnings (loss) per share	$0.09	$0.04	$(0.08)	$0.08	$(0.47)
Average common shares outstanding	10,417,094	10,300,576	6,571,479	9,112,264	6,571,479
Average common and equivalent shares outstanding	10,843,374	10,790,051	6,571,479	9,524,004	6,571,479

PERFORMANCE MEASURES
Return on average assets	0.58%	0.35%	0.25%	0.37%	0.00%
Return on average equity	4.65%	2.72%	1.96%	2.93%	0.04%
Efficiency ratio	76.59%	81.46%	86.15%	80.60%	77.04%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09

ASSETS
Cash and due from banks	$17,599	$20,688	$10,273	$14,893	$15,327
Federal funds sold	125,155	131,955	114,790	104,260	157,845
Interest-bearing deposits	3,028	5,658	8,053	9,980	19,120
Investment securities available for sale	151,119	125,591	107,317	105,005	40,761
Loans:
Commercial	245,894	238,288	243,672	253,776	257,703
SBA	60,005	58,198	56,037	67,629	59,606
Real estate construction	39,416	37,322	34,330	20,601	52,888
Land and land development	9,558	10,202	12,245	12,763	13,530
Real estate other	141,245	144,433	145,959	149,617	135,326
Factoring and asset-based lending	105,172	102,774	88,127	66,660	48,413
Other	3,917	4,456	5,396	5,395	6,228
Loans, gross	605,207	595,673	585,766	576,441	573,694
Unearned fee income	(1,509)	(1,581)	(1,518)	(1,452)	(1,518)
Allowance for credit losses	(15,248)	(15,137)	(16,155)	(16,012)	(16,922)
Loans, net	588,450	578,955	568,093	558,977	555,254
Premises and equipment, net	2,833	3,018	3,314	3,566	3,909
Accrued interest receivable	3,185	3,098	3,055	2,829	2,825
Other assets	48,606	46,404	43,876	44,557	39,787
Total assets	$939,975	$915,367	$858,771	$844,067	$834,828

LIABILITIES
Deposits:
Demand noninterest-bearing	$432,714	$361,980	$356,787	$333,171	$313,228
Demand interest-bearing	5,164	5,410	6,019	4,830	4,255
Money market and savings	311,107	343,886	289,984	275,850	259,282
Time	46,460	63,108	65,834	91,195	115,294
Total deposits	795,445	774,384	718,624	705,046	692,059

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	-	-	-
Accrued interest payable	60	134	112	121	337
Other liabilities	13,978	11,541	12,015	12,059	16,204
Total liabilities	827,010	803,586	748,278	734,753	726,127

SHAREHOLDERS' EQUITY
Preferred stock	23,864	23,864	23,864	53,864	53,864
Common stock	74,322	73,853	72,741	40,934	40,656
Retained earnings	15,933	14,910	14,453	15,133	14,798
Accumulated other comprehensive (loss)	(1,154)	(846)	(565)	(617)	(617)
Total shareholders' equity	112,965	111,781	110,493	109,314	108,701
Total liabilities and shareholders' equity	$939,975	$915,367	$858,771	$844,067	$834,828

CAPITAL ADEQUACY
Tier I leverage ratio	14.44%	14.94%	15.17%	12.53%	12.38%
Tier I risk-based capital ratio	17.18%	17.41%	17.96%	15.26%	15.32%
Total risk-based capital ratio	18.45%	18.68%	19.23%	19.45%	19.57%
Total equity/ total assets	12.02%	12.21%	12.87%	12.95%	13.02%
Book value per common share	$8.13	$8.04	$8.00	$7.81	$7.83

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended September 30,
	2010			2009

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$599,566	7.05%	$10,649	$589,343	6.85%	$10,181
Federal funds sold	112,348	0.23%	66	167,480	0.25%	106
Investment securities	136,014	1.84%	632	35,161	1.32%	117
Other	4,071	2.14%	22	21,591	2.04%	111
Total interest earning assets	851,999	5.29%	11,369	813,575	5.13%	10,515

Noninterest-earning assets:
Cash and due from banks	18,811			15,185
All other assets (3)	36,656			25,487
TOTAL	$907,466			$854,247

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,227	0.06%	$1	$4,349	0.09%	1
Money market and savings	323,358	0.34%	280	280,640	0.61%	435
Time	50,253	1.14%	145	137,139	2.39%	826
Other	17,527	6.22%	275	17,527	5.91%	261
Total interest-bearing liabilities	397,365	0.70%	701	439,655	1.37%	1,523

Noninterest-bearing liabilities:
Demand deposits	384,035			292,370
Accrued expenses and other liabilities	13,210			13,062
Shareholders' equity	112,856			109,160
TOTAL	$907,466			$854,247

Net interest income and margin		4.97%	$10,668		4.38%	$8,992

(1)	Loan fee amortization of $1.0 million and $833,000, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $15.0 million and $17.7 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Nine months ended September 30,
	2010			2009

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$583,235	7.12%	$31,053	$630,354	7.05%	$33,218
Federal funds sold	107,604	0.23%	188	169,113	0.24%	300
Investment securities	122,843	1.93%	1,771	14,908	1.31%	146
Other	6,731	2.07%	104	17,723	2.17%	287
Total interest earning assets	820,413	5.40%	33,116	832,098	5.46%	33,951

Noninterest-earning assets:
Cash and due from banks	17,901			18,001
All other assets (3)	34,754			24,230
TOTAL	$873,068			$874,329

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,094	0.11%	$5	$4,632	0.12%	$4
Money market and savings	301,765	0.42%	954	298,868	0.78%	1,749
Time	62,713	1.34%	628	137,945	2.69%	2,777
Other	17,600	6.31%	831	29,432	4.93%	1,086
Total interest-bearing liabilities	388,172	0.83%	2,418	470,877	1.59%	5,616

Noninterest-bearing liabilities:
Demand deposits	360,365			280,830
Accrued expenses and other liabilities	13,226			11,689
Shareholders' equity	111,305			110,933
TOTAL	$873,068			$874,329

Net interest income and margin		5.00%	$30,698		4.55%	$28,335

(1)	Loan fee amortization of $2.8 million and $3.2 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $15.6 million and $17.9million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	09/30/10	06/30/10	03/31/10	12/31/09	09/30/09

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$15,137	$16,155	$16,012	$16,922	$17,968
Provision for credit losses, quarterly	350	1,150	1,250	900	650
Charge-offs, quarterly	(1,268)	(2,520)	(2,051)	(2,544)	(1,707)
Recoveries, quarterly	1,029	352	944	734	11
Balance, end of period	$15,248	$15,137	$16,155	$16,012	$16,922

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$19,641	$21,886	$13,217	$17,009	$27,745
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	19,641	21,886	13,217	17,009	27,745
Other real estate owned	8,625	7,833	6,626	6,509	4,333
Nonperforming assets	$28,266	$29,719	$19,843	$23,518	$32,078

Loans restructured and in compliance with modified terms	4,474	4,380	12,076	16,834	4,794
Nonperforming assets and restructured loans	$32,740	$34,099	$31,919	$40,352	$36,872

Nonperforming Loans by Asset Type:
Commercial	$109	$665	$1,202	$-	$25
Land	4,025	4,220	3,933	4,371	4,823
Construction	6,480	6,888	3,568	3,620	15,480
Other real estate	9,027	9,913	4,514	9,018	7,417
Other	-	200	-	-	-
Nonperforming loans	$19,641	$21,886	$13,217	$17,009	$27,745

ASSET QUALITY
Allowance for credit losses / gross loans	2.52%	2.54%	2.76%	2.78%	2.95%
Allowance for credit losses / nonperforming loans	77.63%	69.16%	122.23%	94.14%	60.99%
Nonperforming assets / total assets	3.01%	3.25%	2.31%	2.79%	3.84%
Nonperforming loans / gross loans	3.25%	3.67%	2.26%	2.95%	4.84%
Net quarterly charge-offs / gross loans	0.04%	0.36%	0.19%	0.31%	0.30%